UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
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SilverBow Resources, Inc.
(Name of Registrant as Specified In Its Charter)

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On May 6, 2024, SilverBow Resources, Inc. (the "Company") issued the following press release containing a letter to its shareholders:

INVESTOR CONTACT:
ir@sbow.com
(281) 874-2700, (888) 991-SBOW

MEDIA CONTACT:
Adam Pollack / Jed Repko
Joele Frank, Wilkinson Brimmer Katcher
(212) 355-4449

SilverBow Resources Mails Letter to Shareholders Highlighting
Proven M&A Strategy Overseen by Highly Experienced Board

Highlights Recent Investor Presentation Refuting Kimmeridge’s Continued Misstatements

Board Urges Shareholders to Vote “FOR” ALL of SilverBow’s Highly Qualified Directors on the WHITE Proxy Card

HOUSTON – May 6, 2024 – SilverBow Resources, Inc. (NYSE: SBOW) (“SilverBow” or the “Company”) today mailed a letter to shareholders in connection with the Company’s 2024 Annual Meeting of Shareholders (the “2024 Annual Meeting”). The letter will be filed with the U.S. Securities and Exchange Commission. Additional company resources for the 2024 Annual Meeting, including SilverBow’s most recent investor presentation addressing continued misstatements by Kimmeridge Energy Management Company, LLC and facts about SilverBow’s strong Board and successful M&A track record, can be found at www.FutureOfSilverBow.com.

The full text of the letter follows:

Dear Fellow Shareholders,

SilverBow Resources recently released outstanding first quarter financial and operating results, demonstrating the merits of our business strategy and the value that is being delivered by our prior acquisitions.

Our performance in the market is directly attributable to a proven strategy, strong management and an experienced Board of Directors. Despite our outperformance, Kimmeridge Energy Management Company, LLC (“Kimmeridge”) continues its self-serving quest to take control of SilverBow and force a dilutive, value-destructive combination with Kimmeridge Texas Gas ("KTG").

We recommend our shareholders vote to continue our strong momentum and path to further value creation.

To protect the value of your investment, use the WHITE proxy card to vote “FOR” all SilverBow director nominees: Gabriel L. Ellisor, Kathleen McAllister and Charles W. Wampler.

SilverBow is Building Momentum and Delivering Value

Our year-to-date highlights:

•Delivered first quarter results ahead of consensus expectations, with record quarterly EBITDA of $200 million,1 free cash flow of $56 million1 (more than 100% above consensus), lower than expected capital investments of $109 million (20% below consensus) and ongoing efficiency gains in well productivity and cycle times.

•Strengthened our capital structure, reducing debt by $178 million2 since November 2023, paying down 15% of SilverBow’s debt in five months; leverage3 today stands at 1.35x. Since late 2023, at the closing of our South Texas acquisition, we have reduced leverage and doubled liquidity.

•Increased full year 2024 outlook, with a 36% increase in expected free cash flow. FY24 production raised 5% related to higher well productivity and faster cycle times.

•Continued capital efficiency gains through our peer-leading cost structure and margin profile. SilverBow’s EBITDA margin1 is 12% higher than peers. This is a result of operating expenses that are more than 40% lower than peers and cash G&A4 that is more than 70% lower than peers.

•Enhanced our already deep inventory through operational excellence, adding 100 refracs and 30 U-shaped wells, as well as adding liquids-rich locations through a land swap.
1 Non-GAAP measure. Refer to Appendix for definition and reconciliations.
2 As of April 30, 2024, the Company had $573 million of outstanding borrowings under its Credit Facility.
3 Non-GAAP measure. Leverage Ratio = Total Debt / LTM Adjusted EBITDA. Refer to Appendix for definition and reconciliations.
4 Non-GAAP measure. Refer to Appendix for definition.

Third party energy research analysts recognize SilverBow’s value proposition5:

•Northland Capital Markets (May 3, 2024): “In our view, SBOW shareholders will be better off staying the course and waiting for a recovery in natural gas prices to reveal the truly phenomenal quality of the Eagle Ford as an asset, and SBOW's position, in particular, within that. We would take advantage of the significant discount to intrinsic value to accumulate shares.”

•KeyBanc Capital Markets (May 1, 2024): “Ahead of a shareholder meeting on May 21, and ahead of a likely opinion on director changes from Glass Lewis and ISS in the next few days, SilverBow released a strong print that shows both field execution on its oily Eagle Ford Shale acreage and financial execution with its debt reduction efforts.”

•Johnson Rice & Company (May 1, 2024): “We expect SBOW shares to be strong in the wake of this classic ‘beat and guide up’ quarterly report. In a bigger context, we continue to like SBOW for the value it offers as well as the optionality the company has across hydrocarbon windows in the Eagle Ford.”

SilverBow’s Acquisitions Are Delivering Value

Under the direction of our highly experienced Board, SilverBow has executed a successful M&A strategy since 2021. Over the last four years, we have successfully executed and integrated eight value-enhancing acquisitions, improving our portfolio by:
•Increasing our scale and asset durability, providing critical capital allocation flexibility
•Adding high-quality inventory, allowing us to continually high-grade our portfolio and invest in our highest return opportunities
•Doubling our percentage of oil/liquids production and adding balance to our commodity mix
•Capturing capital efficiency gains through our proven operating practices

These accretive acquisitions today represent approximately 75% of our YE23 proved developed reserves PV-10 and more than 95% of YE23 proved undeveloped reserves PV-10. Moreover, 96% of our top quartile undeveloped net locations originate from acquired assets, with 99% of our 2024 drilling and completion capital expenditures dedicated to these high-performing investments, highlighting our effective integration and resource allocation. Assets are clearly better under SilverBow’s ownership. Through operation of these assets, we have improved their value by approximately 64% in
5 Source: Wall Street Research. Note: Emphasis added. Permissions to use quote neither sought nor obtained.

aggregate.6 Our results have been noticed by the market. SilverBow has delivered 484% in total shareholder returns since 2021, significantly outperforming the XOP’s 180%.7

Our Board has Deep Industry and M&A Expertise

With track records of financial, operational and M&A expertise, our directors have led extensive careers as top executives at blue-chip, large- and mega-cap energy companies. SilverBow’s Board has an average tenure of over 30 years in the oil and gas industry and an average of over 35 total years of professional experience. Collectively, our directors also bring deep M&A experience at SilverBow and elsewhere, having executed over 250 deals valued at more than $270 billion in the aggregate. All nine of SilverBow’s directors have served at C-suite or senior executive levels at E&P or oilfield services companies, including five as CEO, three as COO, four as CFO, and one as chief diversity and inclusion officer. Additionally, all nine have had board experience at other public companies, including, but not limited to, at E&P, oilfield services or midstream companies.

Select Companies Where Our Directors Have Held Key Roles

Chevron	ARCO	Texaco	ConocoPhillips	Burlington Resources
Baker Hughes	Chesapeake Energy	Berry Petroleum	Three Rivers	Petrohawk Energy
Ascent Resources	El Paso	Sentinel Peak Resources	Samson Resources	EOG Resources
Transocean Partners	FTS International		BNP Paribas

You can learn more about our directors at www.FutureOfSilverBow.com/board. Notably, our directors up for election this year each bring the right expertise to advance our strategy and oversee M&A:
•Gabriel L. Ellisor: A private equity / investment banking executive who has executed multiple transactions including serving as CFO during the well-received sale of Three Rivers Operating Company to Concho Resources
•Kathleen McAllister: A former CEO / CFO of Transocean Partners LLC, where she led the IPO of the company and its acquisition by Transocean Ltd., among other capital markets and M&A experience
6 Weighted by transaction size (ranging from $24 million to $700 million). Asset value based on Proved PV-10 from SEC year-end reserve report. PV-10 and free cash flow are non-GAAP measures. For additional information see Appendix to the Company’s Investor Update dated and included in the additional soliciting materials filed with the U.S. Securities and Exchange Commission on May 2, 2024.
7 As of 5/3/24. Represents the total return earned on an investment in SilverBow common stock made on 12/31/20. For XOP, assumes that dividends were invested when received.

•Charles W. Wampler: One of the top operational executives in the sector with operating roles at Resource Rock Exploration II (Chairman, CEO and President), Lewis Energy (COO), Aspect Holdings (COO) and EOG Resources

By contrast, Kimmeridge’s nominees are self-interested and conflicted, with close ties to or history with Kimmeridge, and lack the blue-chip industry experience of SilverBow’s nominees. In fact, Kimmeridge’s nominees have significantly less experience, on average, than SilverBow’s, and one has no E&P experience at all:
•Carrie Fox has no public senior executive experience and less than 15 years of E&P sector experience
•Douglas Brooks has a mixed track record, overseeing shareholder value destruction during director and executive tenures at a number of companies, with an average TSR underperformance of approximately (60%)
•Katherine Minyard has zero experience working for an oil and gas company and has no public senior executive experience, in the oil and gas industry or otherwise

Kimmeridge’s Campaign Seeks to Force SilverBow Shareholders to Bail Out KTG

Kimmeridge’s proposal to combine KTG with SilverBow undervalued SilverBow while substantially overvaluing its own KTG assets, and relied on a high-risk bet on a near-term return to expensive gas in a period of historic low gas prices. Our Board relied on its deep M&A experience when it rejected the highly dilutive KTG proposal – while Kimmeridge is pushing candidates who are far less experienced so they can rubber stamp a value-destructive combination with KTG. SilverBow published our analysis of the proposal and KTG in our April 22, 2024 shareholder letter, also available at www.FutureOfSilverBow.com.

This is solely about value. If their proposal or any other future proposal created appropriate value for all shareholders, then SilverBow’s Board has shown it will transact. This is why we agreed on terms for an all-cash sale to Kimmeridge in winter 2023, which they failed to deliver on when they were unable to secure financing. Kimmeridge’s own data on KTG demonstrates:

•The value of KTG’s Laredo asset is less than half of what they paid for it – Kimmeridge purchased Laredo Energy (now part of KTG) for $825 million and its YE23 proved reserve PV-10 value is $371 million despite a year of outspend on the asset

•Kimmeridge’s proposal would have been massively dilutive to SilverBow shareholders across all per share operating cash flow and free cash flow metrics in both 2024 and 2025 – (29%-26%) dilutive on a FY24 cash flow per share

(CFPS)8 basis; (138%) dilutive on a FY24 free cash flow per share (FCFPS) basis; (23%) dilutive on FY25 CFPS9 basis; (34%) dilutive on a FY25 FCFPS10 basis

We have a clear track record of delivering value for shareholders. Proxy advisory firms including Institutional Shareholder Services (ISS) and Glass Lewis assess companies’ performance using 1, 3 and 5-year TSR benchmarks. On the other hand, Kimmeridge uses cherry-picked timeframes to paint a misleading view. There is no denying our outperformance over the relevant timeframes11:

1 Year: SBOW: 41% XOP: 31%	3 Year: SBOW: 197% XOP: 96%	5 Year: SBOW: 74% XOP: 44%

USE THE WHITE PROXY CARD AND VOTE “FOR” SILVERBOW’S HIGHLY QUALIFIED, INDEPENDENT DIRECTOR NOMINEES

•Gabriel L. Ellisor;
•Kathleen McAllister; and
•Charles W. Wampler

Thank you for your investment in SilverBow.

Sincerely,

The SilverBow Board of Directors

If you have any questions or require any assistance with voting your shares, please call SilverBow’s proxy solicitor:

Innisfree M&A Incorporated

501 Madison Avenue, 20th Floor
New York, New York 10022

Shareholders: (877) 825-8793 (toll-free from the U.S. or Canada)
or (412) 232-3651 (from other countries)

Banks and brokers may call collect: (212) 750-5833

Vote “FOR” All of SilverBow’s Highly Qualified Directors Today on the WHITE Proxy Card

8 KTG FY24 CFFO not disclosed by Kimmeridge; range includes EBITDA less interest expense at the high end and levered FCF plus Capex on the low end.
9 KTG FY25 CFFO based on FY25 FCF plus FY25 Capex of $443 million as disclosed by Kimmeridge.
10 KTG FY25 FCF based on $1.1 billion equity value and 5% FCF yield as disclosed by Kimmeridge.
11 As of 5/3/24. The 1, 3 and 5-year total shareholder return (TSR) represents the total return earned on an investment in SilverBow common stock made at the beginning of a 1, 3 and 5-year period, respectively. For XOP, assumes that dividends were invested when received.

Your Vote Is Important!

Please vote on the WHITE proxy card “FOR” the Company’s three nominees, “WITHHOLD” on Kimmeridge’s nominees, and “FOR” ALL other Company proposals using one of the following options:

•Follow the instructions set forth on the enclosed WHITE proxy card to vote via the internet,
•Follow the instructions set forth on the enclosed WHITE proxy card to vote by telephone, or
•Mark, sign and date the enclosed WHITE proxy card and return it in the enclosed postage-paid envelope.

Remember, please discard and do not sign any gold Kimmeridge proxy card.
If you have already voted using a gold proxy card, you may cancel that vote simply by voting again using the Company’s WHITE proxy card.
Only your latest-dated vote will count!

If you have any questions about how to vote your shares,
please call the firm assisting us with the solicitation of proxies:

INNISFREE M&A INCORPORATED
Shareholders may call:
1 (877) 825-8793 (toll-free from the U.S. and Canada) or
+1 (412) 232-3651 (from other countries)

ABOUT SILVERBOW RESOURCES, INC.

SilverBow Resources, Inc. (NYSE: SBOW) is a Houston-based energy company actively engaged in the exploration, development and production of oil and gas in the Eagle Ford Shale and Austin Chalk in South Texas. With over 30 years of history operating in South Texas, the Company possesses a significant understanding of regional reservoirs that it leverages to assemble high quality drilling inventory while continuously enhancing its operations to maximize returns on capital invested.

FORWARD-LOOKING STATEMENTS

This communication includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements represent management’s expectations or beliefs concerning future events, and it is possible that the results described in this communication will not be achieved. These forward-looking statements are based on current expectations and assumptions and are subject to a number of risks and uncertainties, many of which are beyond our control. All statements, other than statements of historical fact included in this communication, including those regarding our strategy, the benefits of the acquisitions, future operations, guidance and outlook, financial position, prospects, plans and objectives of management are forward-looking statements. When used in this communication, words such as “will,” “could,” “believe,” “anticipate,” “intend,” “estimate,” “budgeted,” “guidance,” “expect,” “may,” “continue,” “potential,” “plan,” “project,” “positioned,” “should” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. Important factors that could cause actual results to differ materially from our expectations include, but are not limited to, the following risks and uncertainties: further actions by the members of the Organization of the Petroleum Exporting Countries, Russia and other allied producing countries with respect to oil production levels and announcements of potential changes in such levels; risks related to recently completed acquisitions and integration of these acquisitions; volatility in natural gas, oil and natural gas liquids prices; ability to obtain permits and government approvals; our borrowing capacity, future covenant compliance; cash flow and liquidity, including our ability to satisfy our short- or long-term liquidity needs; asset disposition efforts or the timing or outcome thereof; ongoing and prospective joint ventures, their structures and substance, and the likelihood of their finalization or the timing thereof; the amount, nature and timing of capital expenditures, including future development costs; timing, cost and amount of future production of oil and natural gas; availability of drilling and production equipment or availability of oil field labor; availability, cost and terms of capital; timing and successful drilling and completion of wells; availability and cost for transportation and storage capacity of oil and natural gas; costs of exploiting and developing our properties and conducting other operations; competition in the oil and natural gas industry; general economic and political conditions, including inflationary pressures, further increases in interest rates, a general economic slowdown or recession, instability in financial institutions, political tensions and war (including future developments in the ongoing conflicts in Ukraine and the Middle East); the severity and duration of world health events, including health crises and pandemics and related economic repercussions, including disruptions in the oil and gas industry, supply chain disruptions, and operational challenges; opportunities to monetize assets; our ability to execute on strategic initiatives, including acquisitions; effectiveness of our risk management activities, including hedging strategy; counterparty and credit market risk; the impact of shareholder activism and any changes in composition of the Company’s board of directors; pending legal and environmental matters, including potential impacts on our business related to climate change and related regulations; actions by third parties, including customers, service providers and shareholders; current and future governmental regulation and taxation of the oil and natural gas industry; developments in world oil and natural gas markets and in oil and natural gas-producing countries; uncertainty regarding our future operating results; and other risks and uncertainties discussed in the Company’s reports filed with the U.S. Securities and Exchange Commission (“SEC”), including its Annual Report on Form 10-K for the year ended December 31, 2023, and subsequent quarterly reports on Form 10-Q and current reports on Form 8-K.

All forward-looking statements speak only as of the date of this communication. You should not place undue reliance on these forward-looking statements. The Company’s capital budget, operating plan, service cost outlook and development plans are subject to change at any time. Although we believe that our plans, intentions and expectations reflected in or suggested by the forward-looking statements we make in this communication are reasonable, we can give no assurance that these plans, intentions or expectations will be achieved. The risk factors and other factors noted herein and in the Company’s SEC filings could cause its actual results to differ materially from those contained in any forward-looking statement. These cautionary statements qualify all forward-looking statements attributable to us or persons acting on our behalf.

All subsequent written and oral forward-looking statements attributable to us or to persons acting on our behalf are expressly qualified in their entirety by the foregoing. We undertake no obligation to publicly release the results of any revisions to any such forward-looking statements that may be made to reflect events or circumstances after the date of this communication or to reflect the occurrence of unanticipated events, except as required by law.

IMPORTANT ADDITIONAL INFORMATION AND WHERE TO FIND IT

The Company, its directors and certain of its executive officers and employees are or will be participants in the solicitation of proxies from shareholders in connection with the 2024 Annual Meeting. The Company has filed the Definitive Proxy Statement with the SEC on April 9, 2024 in connection with the solicitation of proxies for the 2024 Annual Meeting, together with a WHITE proxy card.

The identity of the participants, their direct or indirect interests, by security holdings or otherwise, and other information relating to the participants are available in the Definitive Proxy Statement (available here) in the section entitled “Security Ownership of Board of Directors and Management” and Appendix F. To the extent holdings of the Company’s securities by the Company’s directors and executive officers changes from the information included in this communication, such information will be reflected on Statements of Change in Ownership on Forms 3, 4 or 5 filed with the SEC. These documents are available free of charge as described below.

SHAREHOLDERS ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT AND ANY OTHER DOCUMENTS TO BE FILED BY THE COMPANY WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION. Shareholders are able to obtain, free of charge, copies of all of the foregoing documents, any amendments or supplements thereto at the SEC’s website (http://www.sec.gov). Copies of the foregoing documents, any amendments or supplements thereto are also available, free of charge, at the “Investor Relations” section of the Company’s website (https://www.sbow.com/investor-relations).

Appendix A

Definition of Non-GAAP Measures as Calculated by the Company (Unaudited)
The following non-GAAP measures are presented in addition to financial statements as SilverBow believes these metrics and performance measures are widely used by the investment community, including investors, research analysts and others, to evaluate and useful in comparing upstream oil and gas companies in making investment decisions or recommendations. These measures, as presented, may have differing calculations among companies and investment professionals and may not be directly comparable to the same measures provided by others. A non-GAAP measure should not be considered in isolation or as a substitute for the related GAAP measure or any other measure of a company's financial or operating performance presented in accordance with GAAP. A reconciliation of each of these non-GAAP measures to the most directly comparable GAAP measure or measures is presented below. These measures may not be comparable to similarly titled measures of other companies.

Adjusted EBITDA: The Company presents Adjusted EBITDA attributable to common stockholders in addition to reported net income (loss) in accordance with GAAP. Adjusted EBITDA is calculated as net income (loss) plus (less) depreciation, depletion and amortization, accretion of asset retirement obligations, interest expense, net losses (gains) on commodity derivative contracts, amounts collected (paid) for commodity derivative contracts held to settlement, income tax expense (benefit); and share-based compensation expense. Adjusted EBITDA excludes certain items that SilverBow believes affect the comparability of operating results, including items that are generally non-recurring in nature or whose timing and/or amount cannot be reasonably estimated. Adjusted EBITDA is used by the Company's management and by external users of SilverBow's financial statements, such as investors, commercial banks and others, to assess the Company's operating performance as compared to that of other companies, without regard to financing methods, capital structure or historical cost basis. It is also used to assess SilverBow's ability to incur and service debt and fund capital expenditures. Adjusted EBITDA should not be considered an alternative to net income (loss), operating income (loss), cash flows provided by (used in) operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. Adjusted EBITDA is important as it is considered among the financial covenants under the Company's First Amended and Restated Senior Secured Revolving Credit Agreement with JPMorgan Chase Bank, National Association, as administrative agent, and certain lenders party thereto (as amended, the “Credit Agreement”), a material source of liquidity for SilverBow. Please reference the Company's 2023 Form 10-K for discussion of the Credit Agreement and its covenants.

Adjusted EBITDA for Leverage Ratio: In accordance with the Leverage Ratio calculation for SilverBow's Credit Facility, the Company makes certain adjustments to its calculation of Adjusted EBITDA. Adjusted EBITDA for Leverage Ratio is calculated as Adjusted EBITDA plus (less) pro forma EBITDA contributions related to closed acquisitions. The Company believes that Adjusted EBITDA for Leverage Ratio is useful to investors because it reflects the last twelve months EBITDA used by the administrative agent for SilverBow's Credit Facility in the calculation of its leverage ratio covenant.

Cash General and Administrative Expenses: Cash G&A expenses is a non-GAAP measure calculated as net general and administrative costs less share-based compensation. The Company believes that cash G&A is commonly used by management, analysts and investors as an indicator of cost management and operating efficiency on a comparable basis from period to period. In addition, SilverBow believes cash G&A expenses are used by analysts and others in valuation, comparison and investment recommendations of companies in the oil and gas industry to allow for analysis of G&A spend without regard to stock-based compensation which can vary substantially from company to company. Cash G&A expenses should not be considered as an alternative to, or more meaningful than, total G&A expenses. From time to time the Company provides forward-looking cash G&A estimates or targets; however, SilverBow is unable to provide a quantitative reconciliation of these forward-looking non-GAAP measures to the most directly comparable forward-looking GAAP measure because the items necessary to estimate such forward-looking GAAP measure are not accessible or estimable at this time without unreasonable efforts. The reconciling items in future periods could be significant.

Free Cash Flow: Free cash flow is calculated as Adjusted EBITDA (defined above) plus (less) cash interest expense and bank fees, capital expenditures and current income tax (expense) benefit. The Company believes that free cash flow is useful to investors and analysts because it assists in evaluating SilverBow's operating performance, and the valuation, comparison, rating and investment recommendations of companies within the oil and gas industry. SilverBow uses this information as one of the bases for comparing its operating performance with other companies within the oil and gas industry. Free cash flow should not be considered an alternative to net income (loss), operating income (loss), cash flows provided by (used in) operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. From time to time the Company provides forward-looking free cash flow estimates or targets; however, SilverBow is unable to provide a quantitative reconciliation of these forward-looking non-GAAP measures to the most directly comparable forward-looking GAAP measure because the items necessary to estimate such forward-looking GAAP measure are not accessible or estimable at this time without unreasonable efforts. The reconciling items in future periods could be significant.

Total Debt to Adjusted EBITDA (Leverage Ratio): Leverage Ratio is calculated as total debt, defined as long-term debt excluding unamortized discount and debt issuance costs, divided by Adjusted EBITDA for the most recent twelve-month period.

Calculation of Adjusted EBITDA and Free Cash Flow (Unaudited)
SilverBow Resources, Inc. and Subsidiary

The below tables provide the calculation of Adjusted EBITDA, Free Cash Flow and EBITDA margin for the following periods (in thousands, except per Boe information).

	Three Months Ended March 31, 2024	Three Months Ended March 31, 2023
Net Income (Loss)	$ (15,528)	$ 94,492
Plus:
Depreciation, depletion and amortization	92,103	43,998
Accretion of asset retirement obligations	316	224
Interest expense	36,017	16,745
Loss (gain) on commodity derivatives, net	56,078	(92,249)
Derivative cash settlements collected/(paid)(1)	34,057	19,868
Income tax expense/(benefit)	(4,787)	26,812
Share-based compensation expense	1,829	1,124
Adjusted EBITDA	$ 200,085	$ 111,014
Plus:
Cash interest expense and bank fees, net	(34,073)	(16,434)
Capital expenditures(2)	(109,491)	(108,033)
Current income tax (expense)/benefit	(363)	(200)
Free Cash Flow	$ 56,158	$ (13,653)
EBITDA Margin (per Boe)(3)	$ 24.07	$ 24.36
(1) Amounts relate to settled contracts covering the production months during the period.
(2) Excludes proceeds/(payments) related to the divestiture/(acquisition) of oil and gas properties and equipment, outside of regular way land and leasing costs.
(3) EBITDA margin is calculated as Adjusted EBITDA divided by total production.

	Last Twelve Months Ended March 31, 2024	Last Twelve Months Ended March 31, 2023
Net Income (Loss)	$ 187,698	$ 499,183
Plus:
Depreciation, depletion and amortization	267,220	156,826
Accretion of asset retirement obligations	1,077	660
Interest expense	99,391	52,136
Loss (gain) on commodity derivatives, net	(92,982)	(158,607)
Derivative cash settlements collected/(paid)(1)	104,584	(164,348)
Income tax expense/(benefit)	52,013	39,166
Share-based compensation expense	6,231	5,164
Adjusted EBITDA	$ 625,232	$ 430,180
Plus:
Cash interest expense and bank fees, net	(88,492)	(54,656)
Capital expenditures(2)	(410,048)	(395,179)
Current income tax (expense)/benefit	(690)	(25)
Free Cash Flow	$ 126,002	$ (19,680)

Adjusted EBITDA	$ 625,232	$ 430,180
Pro forma contribution from closed acquisitions	189,033	119,109
Adjusted EBITDA for Leverage Ratio (3)	$ 814,265	$ 549,289
(1) Amounts relate to settled contracts covering the production months during the period.
(2) Excludes proceeds/(payments) related to the divestiture/(acquisition) of oil and gas properties and equipment, outside of regular way land and leasing costs.
(3) Adjusted EBITDA for Leverage Ratio, which is calculated in accordance with SilverBow's Credit Facility, includes pro forma EBITDA contributions reflecting the results of acquired assets' operations for referenced time periods preceding the acquired assets' close date. Leverage Ratio is calculated as total debt, defined as Credit Facility borrowings plus Second Lien notes, divided by Adjusted EBITDA for Leverage Ratio for the most recently completed twelve-month period. The below table provides the calculation for Leverage Ratio for the following periods:

	March 31, 2024	March 31, 2023
Credit Facility Borrowings due 2026	$ 596,000	$ 559,000
Second Lien Notes due 2026	500,000	150,000
Total debt	$ 1,096,000	$ 709,000
Adjusted EBITDA for Leverage Ratio	814,265	549,289
Leverage Ratio	1.35x	1.29x